Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement dated December 19, 2012 (the “Employment Agreement”) between Omni Bio Pharmaceutical, Inc., 181 W. Boardwalk Drive, Suite 202, Fort Collins, CO 80525 (the “Employer”) and Bruce E. Schneider, PhD, 112 Shandon Place, Malvern, PA 19355 (the “Executive”) is dated and effective as of January 1, 2015. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Employer and Executive agree as follows:

1.     Term. Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Subject to the terms of the Agreement, the Agreement shall commence on January 1, 2013 and shall terminate on the earlier of December 31, 2015 (the “Term”), the Executive’s death or legally-determined disability, or the termination of the Employment Agreement in accordance with the provisions contained in Section 6 of the Employment Agreement (the “Termination Date”). The Employment Agreement may be renewed on an annual basis upon mutual written agreement of Employer and Executive.

2.     Compensation. Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

Commencing on January 1, 2013, and continuing during the Term of this Agreement, the Employer shall pay to the Executive for the loyal and consistent services provided to it hereunder a salary of $15,000 per month (“Base Salary”).

Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

The Executive shall receive non-dilutive time vesting warrants with a seven year term to purchase 1,500,000 shares of Employer common stock with an exercise price equal to the closing price of the common stock on the date of hereof. Fifty percent (50%) of such warrants will vest on January 1, 2013 and the remaining fifty percent (50%) on June 30, 2013 contingent upon Executive's continued employment with the Employer on each vesting date.

The Executive will also receive performance vesting warrants with a seven year term and anti-dilution provisions to purchase 1,500,000 shares of Employer common stock with an exercise price equal to the lower of $0.20 or the market price of the common stock on the date of the milestone achievement. Such warrants will vest upon the achievement of the milestones listed in Exhibit A contingent upon Executive's continued employment with the Employer on each milestone date.

On January 1, 2015, the Executive shall also receive non-dilutive time vesting warrants with a seven year term to purchase 1,500,000 shares of Employer common stock with an exercise price equal to the closing price of the common stock on January 1, 2015. The warrants will vest in one-third increments on January 1, 2015, January 1, 2016 and January 1, 2017 with the latter two vestings contingent upon Executive's continued employment with the Employer on each milestone date.

To clarify the original intent of the milestones listed in Exhibit A, those not yet achieved shall be modified as follows:

•	300,000 warrants vest upon first licensing of plasma derived IP to one or more manufacturers
•	100,000 warrants vest upon final clone selection of AAT-Fc development candidate
•	100,000 warrants vest upon production of non-GMP AAT-Fc drug quantities sufficient to enable confirmatory pharmacology studies and 2-week toxicology studies in two species
•	300,000 warrants vest upon completion of GMP AAT-Fc drug product campaign sufficient to enable definitive toxicology program and first clinical studies
•	100,000 warrants vest upon completion of IND-enabling toxicology studies of AAT-Fc
•	500,000 warrants vest upon submission and acceptance of IND to enable first human studies of AAT-Fc

3.     Anti-Dilution. Section 4 of the Employment Agreement is hereby amended by adding the following clause (f) to the end of Section 4:

(f)     The warrants set forth in Section 4(c) of the Agreement (the “Warrants”) shall be subject to an anti-dilution feature that cause the issuance of additional warrants to Executive to compensate for the dilution of the Warrants from the sale or issuance of securities in future equity or equity-based offerings. In the event of a future dilutive issuance of equity or equity-based derivative securities by Employer prior to the expiration date of the Warrants (other than equity or equity-based derivative securities issued to directors, officers and consultants), and as soon as practicable after the occurrence of such dilutive event, the Board of Directors of Employer will grant Executive a warrant to purchase such proportional number of additional shares of common stock of Employer, at an exercise price equal to the fair market value of Employer’s common stock on the grant date, as shall be necessary for Executive to maintain his overall percentage ownership in Employer on a fully diluted basis after such dilutive event.

4.     Full Force and Effect. Except as expressly modified by this Amendment, all provisions of the Employment Agreement shall continue in full force and effect. This Amendment shall be effective as of the date first set forth above.

5.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado without regard to conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

OMNI BIO PHARMACEUTICAL, INC.

By: /s/ John F. Riccardi
John F. Riccardi
Its: Chief Financial Officer

Bruce E. Schneider

By: /s/ Bruce E. Schneider
Bruce E. Schneider